CORTEVA agriscience

News Release 3Q 2024

Corteva Reports Third Quarter and Year-to-Date 2024 Results, Updates Full-Year 2024 Guidance, Provides 2025 Preliminary Outlook

- ***3Q YTD performance reflects Seed price / mix gains and ongoing benefits from controllables***
- ***3Q results and Full Year 2024[3] impacted by Latin America planted area and market dynamics***
- ***Preliminary 2025 outlook[3] for strong Operating EBITDA[1] growth and margin expansion***

INDIANAPOLIS, Ind., November 6, 2024 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the third quarter and nine months ended September 30, 2024.

3Q 2024 Results Overview

	Net Sales	Loss from Cont. Ops (After Tax)	EPS
GAAP vs. 3Q 2023	$2.33B (10)%	$(519)M (65)%	$(0.76) (69)%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. 3Q 2023	$2.46B (5)%	$(100)M n/m	$(0.49) (113)%

2024 YTD Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. 2023 YTD	$12.93B (4)%	$913M (22)%	$1.29 (21)%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. 2023 YTD	$13.20B (2)%	$2.85B (5)%	$2.24 (12)%

2024 YTD Highlights

- Net sales declined 4% versus prior year. Organic[1] sales decreased 2% in the same period.
- Seed net sales decreased 1% and organic[1] sales increased 1%. Price was up 4% led by North America[2] with continued execution on the Company's price for value strategy. Volume declines reflect reduced corn planted area in Latin America, as well as unfavorable weather and reduced planted area in EMEA[2].
- Crop Protection net sales decreased 9% and organic[1] sales decreased 7%. Volume declines were driven by weather and destocking impacts in EMEA[2], as well as just-in-time purchasing behavior in North America[2], partially offset by volume growth in Latin America on demand for new products and spinosyns. Price declined 5% primarily due to the market dynamics in Latin America.
- GAAP income and earnings per share (EPS) from continuing operations were $913 million and $1.29 per share, respectively.
- Operating EBITDA[1] and Operating EPS[1] were $2.85 billion, and $2.24 per share, respectively.
- The Company updated full-year 2024 guidance[3] and expects net sales in the range of $17.0 to $17.2 billion. Operating EBITDA[1] is expected to be $3.35 to $3.45 billion. Operating EPS[1] is expected to be $2.50 to $2.60 per share. Cash provided by operating activities from continuing operations is expected to be $2.1 billion to $2.6 billion. Free Cash Flow[1] is expected to be $1.5 billion to $2.0 billion. The Company expects it will have repurchased approximately $1 billion shares during 2024.
- The Company provided a preliminary outlook[3] for 2025 and expects net sales in the range of $17.3 to $17.7 billion. Operating EBITDA[1] is expected to be in the range of $3.6 to $4.0 billion.

1. Organic Sales, Operating EPS, Operating EBITDA, and Free Cash Flow are non-GAAP measures. See page 7 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 5 for further discussion.

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News Release 3Q 2024



"Corteva's third quarter results were largely in line with expectations. We continued to execute effectively and are on track to deliver over $400 million of savings from controllable levers this year.

The Crop Protection business delivered earnings and margin growth in the quarter led by demand for our differentiated technology along with deflation benefits. Following a strong first half, the Seed business was impacted by lower planted area in Latin America in the quarter.

Despite greater market challenges in the second half of the year, we are still on track for margin expansion in 2024.

Today, we also provided a first look at 2025 with double digit earnings growth expected, driven by factors largely in our control. We remain committed to delivering advanced technology to our customers and generating consistent, incremental value to our shareholders."

Chuck Magro
Chief Executive Officer

Summary of Third Quarter 2024

For the third quarter ended September 30, 2024, net sales decreased 10% versus the same period last year. Organic[1] sales decreased 5%.

Volume was up 3% versus the prior-year period as Crop Protection growth offset lower Seed volumes. Crop Protection volume increased 11% over the prior year driven primarily by Latin America and North America[2] on demand for new products and spinosyns, partially offset by residual destocking and unfavorable weather in EMEA[2]. Seed volume declined 12% versus prior year due to reduced corn planted area in Argentina.

Price declined 8% versus prior year, reflecting the competitive price environment in Crop Protection, primarily in Latin America.

GAAP income from continuing operations after income taxes was a loss of $519 million in third quarter of 2024 compared to a loss of $315 million in third quarter of 2023. Operating EBITDA[1] for the third quarter of 2024 was a loss of $100 million, down 656% compared to prior year, translating into approximately 500 basis points of Operating EBITDA[1] margin decline.

($ in millions, except where noted)	3Q 2024	3Q 2023	% Change	% Organic[1] Change
Net Sales	**$2,326**	**$2,590**	**(10)%**	**(5)%**
North America	$610	$572	7%	7%
EMEA	$415	$469	(12)%	(9)%
Latin America	$989	$1,224	(19)%	(10)%
Asia Pacific	$312	$325	(4)%	(2)%

($ in millions, except where noted)	2024 YTD	2023 YTD	% Change	% Organic[1] Change
Net Sales	**$12,930**	**$13,519**	**(4)%**	**(2)%**
North America	$7,097	$7,093	-	-
EMEA	$2,676	$2,996	(11)%	(5)%
Latin America	$2,154	$2,384	(10)%	(7)%
Asia Pacific	$1,003	$1,046	(4)%	(1)%

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News Release 3Q 2024

Seed Summary

Seed net sales were $691 million in the third quarter of 2024, down from $878 million in the third quarter of 2023. The sales decrease reflects a 5% decrease in price, a 12% decline in volume and a 4% unfavorable impact from currency.

Price reflects higher end of season settlements in North America[2] and lower volumes were due primarily to reduced corn planted area in Argentina. Unfavorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was a loss of $320 million in the third quarter of 2024, down 132% from the third quarter of 2023. Higher commodity and other cost of sales, lower volumes, price declines, and continued investment in R&D more than offset ongoing cost and productivity actions.

($ in millions, except where noted)	3Q 2024	3Q 2023	% Change	% Organic[1] Change
North America	$170	$173	(2)%	(2)%
EMEA	$196	$198	(1)%	3%
Latin America	$218	$380	(43)%	(36)%
Asia Pacific	$107	$127	(16)%	(13)%
Total 3Q Seed Net Sales	**$691**	**$878**	**(21)%**	**(17)%**
3Q Seed Operating EBITDA	**$(320)**	**$(138)**	**(132)%**	**N/A**

Seed net sales were $7.77 billion for the first nine months of 2024, down from $7.84 billion in the same period of 2023. The sales decrease reflects a 3% decline in volume, a 1% unfavorable portfolio impact and a 1% unfavorable currency impact, partially offset by a 4% increase in price.

The increase in Seed price was driven by strong demand for top technology offerings and operational execution globally, with global corn and soybean prices up 4% and 2%, respectively. Pricing actions more than offset currency impacts in EMEA[2]. The decline in volume was driven primarily by reduced corn planted area in Argentina, as well as unfavorable weather and reduced planted area in EMEA[2]. Unfavorable currency impacts were led by the Turkish Lira and the Brazilian Real.

Segment operating EBITDA was $2.13 billion for the first nine months of 2024, up 8% from the same period of 2023. Price execution and market share gains in North America, reduction of net royalty expense, and ongoing cost and productivity actions more than offset lower volumes, the unfavorable impact of currency, investment in R&D and higher commodity costs. Segment operating EBITDA margin improved by approximately 220 basis points versus the prior-year period.

($ in millions, except where noted)	2024 YTD	2023 YTD	% Change	% Organic[1] Change
North America	$5,394	$5,192	4%	4%
EMEA	$1,365	$1,441	(5)%	5%
Latin America	$696	$847	(18)%	(17)%
Asia Pacific	$318	$357	(11)%	(8)%
Total YTD Seed Net Sales	**$7,773**	**$7,837**	**(1)%**	**1%**
YTD Seed Operating EBITDA	**$2,126**	**$1,972**	**8%**	**N/A**

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News Release 3Q 2024

Crop Protection Summary

Crop Protection net sales were approximately $1.6 billion in the third quarter of 2024 compared to approximately $1.7 billion in the third quarter of 2023. The sales decline over the prior period reflects a 10% decline in price and a 5% unfavorable impact from currency, partially offset by an 11% increase in volume.

The increase in volume was driven primarily by Latin America and North America[2] on demand for new products, spinosyns, and biologicals, partially offset by residual destocking in EMEA[2]. The price decline was primarily due to the competitive pricing environment in Latin America. Unfavorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was $246 million in the third quarter of 2024, up 34% from the third quarter of 2023. Competitive pricing was more than offset by raw material deflation, productivity savings, and volume growth. Segment operating EBITDA margin improved by 430 basis points versus the prior-year period.

($ in millions, except where noted)	3Q 2024	3Q 2023	% Change	% Organic[1] Change
North America	$440	$399	10%	10%
EMEA	$219	$271	(19)%	(18)%
Latin America	$771	$844	(9)%	2%
Asia Pacific	$205	$198	4%	5%
Total 3Q Crop Protection Net Sales	**$1,635**	**$1,712**	**(4)%**	**1%**
3Q Crop Protection Operating EBITDA	**$246**	**$184**	**34%**	**N/A**

Crop Protection net sales were approximately $5.2 billion for the first nine months of 2024 compared to approximately $5.7 billion in the same period of 2023. The sales decrease reflects a 2% decrease in volume, a 5% decline in price, and a 3% unfavorable impact from currency. These declines were partially offset by a 1% favorable portfolio impact.

The decrease in volume was primarily due to residual destocking and unfavorable weather impacts in EMEA[2], as well as just-in-time purchasing behavior in North America[2], partially offset by volume growth in Latin America on demand for new products and spinosyns.

The price decline was primarily due to market dynamics in Latin America. Unfavorable currency impacts were led by the Brazilian Real and the Turkish Lira. The portfolio impact was driven by the Biologicals acquisitions.

Segment operating EBITDA was $811 million for the first nine months of 2024, down 27% from the same period last year. Pricing pressure, lower volumes, and the unfavorable impact of currency, more than offset productivity savings. Segment operating EBITDA margin contracted by approximately 375 basis points versus the prior-year period.

($ in millions, except where noted)	2024 YTD	2023 YTD	% Change	% Organic[1] Change
North America	$1,703	$1,901	(10)%	(10)%
EMEA	$1,311	$1,555	(16)%	(14)%
Latin America	$1,458	$1,537	(5)%	(1)%
Asia Pacific	$685	$689	(1)%	2%
Total YTD Crop Protection Net Sales	**$5,157**	**$5,682**	**(9)%**	**(7)%**
YTD Crop Protection Operating EBITDA	**$811**	**$1,107**	**(27)%**	**N/A**

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News Release 3Q 2024 5 2024 Guidance and 2025 Preliminary Outlook Commodity prices are relatively steady, despite an anticipated record U.S. corn crop, and farmers continue to prioritize top-tier seed technology, while managing tighter margins. Against this backdrop, our Seed business has continued to outperform the market, likely gaining market share while improving operational efficiency. Meanwhile, the Latin America market conditions represent a headwind, including a significant reduction in corn planted area in Argentina. While the global Crop Protection industry volumes have continued to stabilize, the pricing environment remains competitive. Third quarter gains in Operating EBITDA1, including significant benefits from productivity and raw material deflation, reflect the resilience of our Crop Protection business. As a result, for full-year 2024, Corteva now expects net sales in the range of $17.0 billion to $17.2 billion, a decline of 1% at the mid-point. Operating EBITDA1 is expected to be $3.35 billion to $3.45 billion, growth of 1% at the mid-point. Operating EPS1 is expected to be $2.50 to $2.60 per share, down 5% at the mid-point. Cash provided by operating activities from continuing operations is expected to be $2.1 billion to $2.6 billion. Free Cash Flow1 is expected to be $1.5 billion to $2.0 billion. The Company expects it will have repurchased approximately $1.0 billion shares in 2024. For full-year 2025, Corteva has a preliminary outlook3 of net sales in the range of $17.3 to $17.7 billion, growth of 2% at the mid-point and operating EBITDA1 in the range of $3.6 to $4.0 billion, growth of 12% at the mid-point. The Company is not able to reconcile its forward-looking non-GAAP financial measures, except for Free Cash Flow, to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Third Quarter Conference Call The Company will host a live webcast of its third quarter 2024 earnings conference call with investors to discuss its results and outlook tomorrow, November 7, 2024, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. Corteva to Host Investor Day The Company will host a live webcast of its Investor Day on November 19, 2024, at 9:00 a.m. ET. The Company’s CEO, Chuck Magro, along with the Company’s senior leadership team will provide updates on the company’s strategy and position as an Ag technology company, sustainable growth platforms, business operational efficiency, innovation highlights and financial targets through 2027. About Corteva Corteva, Inc. (NYSE: CTVA) is a global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found atwww.corteva.com.

News Release 3Q 2024 6 Cautionary Statement About Forward-Looking Statements This report contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; environmental, sustainability targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to obtain or maintain the necessary regulatory approvals for some of Corteva’s products; (ii) failure to successfully develop and commercialize Corteva’s pipeline; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (vi) effect of climate change and unpredictable seasonal and weather factors; (vii) failure to comply with competition and antitrust laws; (viii) effect of competition in Corteva’s industry; (ix) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (x) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xi) effect of volatility in Corteva's input costs; (xii) risk related to geopolitical and military conflict; (xii) risks related to environmental litigation and the indemnification obligations of legacy EIDP liabilities in connection with the separation of Corteva; (xiv) risks related to Corteva's global operations; (xv) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xvi) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems;(xvii) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xviii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xix) increases in pension and other post-employment benefit plan funding obligations; (xx) capital markets sentiment towards sustainability matters; (xxi) risks related to pandemics or epidemics; (xxii) Corteva’s intellectual property rights or defense against intellectual property claims asserted by others; (xxiii) effect of counterfeit products; (xxiv) Corteva’s dependence on intellectual property cross-license agreements; and (xxv) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 3Q 2024 7 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating EBITDA margin, operating earnings (loss) per share, and base income tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures, except for Free Cash Flow, to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as significant items, without unreasonable effort. For significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the non-cash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits. Due to the ramp-up of Enlist E3TM, Corteva significantly reduced the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform thereafter. In 2023 and 2024, the company committed to restructuring activities to optimize the Crop Protection network of manufacturing and external partners, which are expected to be substantially complete in 2026. The company expects to record approximately $345 million to $395 million net pre-tax restructuring charges during 2024 and 2025 for these activities. Organic sales is defined as price and volume and excludes currency and portfolio and other impacts, including significant items. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items. Non-operating benefits (costs) consists of non-operating pension and other post- employment benefit (OPEB) credits (costs), tax indemnification adjustments, and environmental remediation and legal costs associated with legacy businesses and sites. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating EBITDA margin is defined as Operating EBITDA as a percentage of net sales. Operating earnings (loss) per share is defined as “earnings (loss) per common share from continuing operations - diluted” excluding the after-tax impact of significant items, the after-tax impact of non-operating benefits (costs), the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), significant items, amortization of intangibles (existing as of Separation), mark-to-market (gains) losses on certain foreign currency contracts not designated as hedges, and non-operating (benefits) costs. The Company also uses Free Cash Flow as a non-GAAP measure to evaluate and discuss its liquidity position and ability to generate cash. Free Cash Flow is defined as cash provided by (used for) operating activities – continuing operations, less capital expenditures. Management believes that Free Cash Flow provides investors with meaningful information regarding the company’s ongoing ability to generate cash through core operations, and the company’s ability to service its indebtedness, pay dividends (when declared), make share repurchases, and meet its ongoing cash needs for its operations. ® TM Corteva Agriscience and its affiliated companies. 11/6/2024 Media Contact Bethany Shively +1 804-866-2377 bethany.shively@corteva. com Investor Contact Kim Booth +1 302-485-3704 kimberly.a.booth@corteva.com